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                                                                   Exhibit 10.81

                        [Calypte Biomedical Letterhead]


October 31, 2000



Dr. Howard B. Urnovitz
Chronix Biomedical Corporation
755 Tennesee Street #3
San Francisco, CA  94107

Dear Howard:

The purpose of this letter is to amend certain provisions of your January 1, 1995 employment agreement, as amended on November 17,1999. These amendments are necessary as a result of your recent decision to activate Chronix Biomedical and to devote a considerable portion of your time to the building of that non-competitive business. Notwithstanding this development, both you and we wish you to continue in your role as Chief Scientific Officer for Calypte Biomedical. To these ends, we have agreed as follows:

1.)      Section 2 is amended to read as follows:
         For the period April 1, 2000 to March 31, 2001, Executive shall serve as Chief Scientific Officer with the following responsibilities:
         a.) Active participation on the Technical Committee of the Board, including participation in the meetings either in person or by phone;
         b.) Consultation on request with Toby Gottfried and other members of the Company's scientific staff and consultants on scientific matters of importance to our business of diagnostics;
         c.) Support for the Company's business by working to maintain good relations for the Company with individuals and institutions important to Calypte's success with whom you have had close relationships in the past and per your approval. Examples would include Dr. Luc Montagnier, Dr. Alvin Friedman-Kien, Otsuka Pharmaceutical, and various members of the congressional, scientific and AIDS community. This may involve some travel which would be at your convenience and Calypte's expense.
         d.) Undertake to keep the Technical Committee and the Board informed of any of your activities or the activities of others which come to your attention and which in your judgment might have important bearing on our urine-based diagnostics business.

2.)      Section 1 is amended to read as follows:
         Executive shall receive as compensation an amount equal to $50,000 cash for the period April 1, 2000 to October 31, 2000. For the period November 1, 2000 to March 31, 2001, Executive will receive $50,000 in Calypte's common stock issuable as on December 1, 2000. The price per share at which the stock shall be issued shall be the closing price on any day selected by the Executive between the signing date of this amendment and November 30, 2000 or on November 30, 2000 if no selection is made.
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         In light of his employment relationship with Chronix Biomedical,
         Executive shall not be eligible for the various Calypte Biomedical employee benefit plans, including the medical plan and the 401k plan.

3.)      Section 3 is amended to read as follows:
         Executive shall be entitled to reimbursement for those out-of-pocket business expenses related to the business affairs of Calypte.

4.)      Section 8 (c) is amended to read as follows:
         The Executive or the Company may terminate this agreement at any time and for any or no reason, upon two (2) weeks prior written notice to the other party. Termination shall not affect prior compensation paid.

Howard, except as specifically modified hereby, your 1995 employment agreement, amended in 1999, remains in effect. I trust the above reflects accurately our recent discussions. If so, please sign and return one copy of this letter to me at the Alameda office.

Sincerely,

/s/ NANCY E. KATZ

Nancy E. Katz
President and CEO





Agreed:



/s/ HOWARD B. URNOVITZ
--------------------------------
Howard B. Urnovitz

Date signed:  November 2, 2000